UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 17, 2015

Urologix, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-28414	41-1697237
(Commission File Number)	(I.R.S. Employer Identification No.)

14405 21st Avenue North Minneapolis, MN	55447
(Address Of Principal Executive Offices)	(Zip Code)

(763) 475-1400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 4 and 6 through 8 are not applicable and are therefore omitted.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On March 17, 2015, Urologix, Inc. (the “Company”) and Scott M. Madson entered into a letter agreement (the “offer letter”) pursuant to which Mr. Madson agreed to serve as the Company’s Chief Financial Officer effective as of April 1, 2015. The Company announced Mr. Madson’s appointment as Chief Financial Officer by the press release attached hereto as Exhibit 99.1.

Prior to agreeing to join the Company, Mr. Madson, age 54, provided finance and accounting management consulting services through his company, Madson Consulting LLC. The services he provided to clients included forecasting, capital planning, budgeting, financial close, monthly financial reporting and benchmarking, tax and audit management guidance, revenue recognition analysis, insurance program renewal, board material design and preparation, and compensation plan design. From 2006 to June 2012, Mr. Madson was Vice President, Controller and Chief Accounting Officer of Universal Hospital Services, Inc., a leading nationwide provider of health care technology management and service solutions to the health care industry. During his service to Universal Hospital Services, which is an SEC reporting company, Mr. Madson was responsible for supervising accounting staff and had responsibilities in the areas of accounting, external and internal reporting, fixed asset management, and tax matters. He was also involved in mergers and acquisitions, financings and strategic initiatives. Mr. Madson is a Certified Public Accountant (inactive) and received a Bachelor of Science degree in Business with a major in Accounting from the University of Minnesota.

Under the terms of the offer letter, Mr. Madson will receive annual base compensation of $150,000, payable according to the Company’s regular payroll practices. In the Company’s fiscal year 2015 that ends on June 30, 2015, Mr. Madson’s target bonus will be $20,000, with the exact amount determined by achievement as determined by the Company’s Compensation Committee of individual performance goals approved by the Compensation Committee. In the Company’s fiscal year 2016, Mr. Madson will be eligible for a cash bonus of 30% of his base salary at the target level based on achievement of specific performance goals to be determined by the Company’s Compensation Committee under a fiscal year 2016 incentive plan adopted by the Compensation Committee. Mr. Madson will also participate in the Company’s health, dental and life insurance benefit plans on the same basis as other employees of the Company.

Pursuant to the offer letter, on the first day of his employment Mr. Madson will be granted an incentive stock option to purchase 150,000 shares of the Company’s common stock under the Company’s 2012 Stock Incentive Plan (the “ Plan”). The options will have an exercise price equal to the fair market value of the Company’s common stock as of the grant date, as determined under the Plan. The option will vest with respect to 25% of the shares underlying the option on the first anniversary of the date of grant and, thereafter, as to 1/36 of the shares underlying the option on the monthly anniversary of the date of grant for each of the next 36 months.

In connection with his employment, Mr. Madson entered into the Company’s current form of change of control letter agreement (the “letter agreement”). The letter agreement dated March 17, 2015 between the Company and Mr. Madson is attached hereto as Exhibit 10.2. Except with respect to this letter agreement, Mr. Madson’s employment with the Company is “at will.” Under the letter agreement, if a Change in Control occurs and Mr. Madson’s employment is terminated without Cause, or by Mr. Madson for Good Reason, within twelve months of a Change in Control, the Company will pay Mr. Madson a severance payment in cash in a single sum within sixty days of the date of termination equal to 50% of the sum of his annual target compensation (base salary and bonus) in effect on such date. In addition, the Company will continue Mr. Madson’s health, dental and life insurance benefits for a period of six months, with Mr. Madson obligated to pay the employee’s share of the premiums for such benefits. Capitalized terms used in this paragraph have the meaning ascribed to them in the letter agreement. Mr. Madson also entered into the Company’s standard agreement with employees governing assignment of inventions, confidential information and non-competition.

The Compensation Committee of the Board of Directors recommended, and the Board of Directors approved, the compensation to Mr. Madson under the offer letter.

The foregoing summary of the offer letter and the letter agreement do not purport to be complete and are subject to and qualified in their respective entirety by reference to the offer letter and letter agreement, which are attached hereto as Exhibit 10.1 and Exhibit 10.2 to this Form 8-K, respectively, and are incorporated by reference into this Item 5.02.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
10.1	Letter Agreement dated March 17, 2015 Regarding Offer of Employment by Urologix, Inc. and Scott M. Madson

10.2	Letter Agreement Regarding Change In Control Benefits between Urologix, Inc. and Scott M. Madson dated March 17, 2015

99.1	Press Release Issued by Urologix, Inc. on March 23, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 23, 2015	UROLOGIX, INC.

	By:	/s/ Gregory J. Fluet
Gregory J. Fluet Chief Executive Officer